COOK & BYNUM FUNDS TRUST
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the 25th day of March, 2015, to the Fund Administration Servicing Agreement, dated as of May 18, 2012, (the “Agreement”), is entered into by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement and to amend the length of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 3.  License of Data; Warranty; Termination of Rights is hereby superseded and replaced with the following:

3.	License of Data; Warranty; Termination of Rights

A.           USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.           The Trust agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

Exhibit B, required provisions of certain data services under Section 3., is hereby superseded and replaced with Amended Exhibit B attached hereto.

Section 11. Terms of Agreement; Amendment is hereby superseded and replaced with the following Section 11:

11.  Terms of Agreement; Amendment

This Agreement shall continue for a period of three (3) years as of April 1, 2015.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Exhibit C, the fees of the Agreement, is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COOK & BYNUM FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: David A. Hobbs	Name: Michael R. McVoy

Title: Vice President	Title: Executive Vice President

Amended Exhibit B to the Fund Administration Servicing Agreement
Cook & Bynum Funds Trust

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

•	The Trust shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•
The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Trust shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Trust  shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•
The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•
The Trust shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Amended Exhibit B (continued) to the Fund Administration Servicing Agreement
Cook & Bynum Funds Trust

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Amended Exhibit C to the Fund Administration Servicing Agreement–Cook & Bynum Funds Trust

FUND ADMINISTRATION & PORTFOLIO COMPLIANCE SERVICES FEE SCHEDULE effective April 1, 2015

Annual Fund Administration Fee Based Upon Average Net Assets Per Fund*
Including Legal Administration, Daily Performance Reporting, Principal Financial Officer, Advisor Information Source, BookMark Board reporting tool, and Daily Compliance.

[  ]% ([  ] basis points) on the first $[  ] plus
[  ]% ([  ] basis points) on the next $[  ] plus
[  ]% ([  ] basis points) on the balance of assets

▪ Minimum Annual Asset-based Fee - $[  ]
▪ Additional classes carry a $[  ] per class per year base fee

Chief Compliance Officer Support Fee*
▪ $[  ]/year

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including GICS, MSCI, etc), proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of trustees meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, etc.

Additional Services
Available but not included above are the following services –Section 15(c) reporting, equity attribution, and additional services mutually agreed upon.

*Subject to annual CPI increase - All Urban Consumers – U.S. City Average
Fees are billed monthly.

Amended Exhibit C (continued) to the Fund Administration Servicing Agreement
Cook & Bynum Funds Trust

FUND ADMINISTRATION & PORTFOLIO COMPLIANCE SERVICES Supplemental Services - FEE SCHEDULE effective April 1, 2015

Additional Services –
▪ New fund launch – as negotiated based upon specific requirements
▪ Subsequent new fund launch – $[  ] /project
▪ Subsequent new share class launch – $[  ] /project
▪ Proxy – as negotiated based upon specific requirements
▪ Expedited filings – as negotiated based upon specific requirements
▪ Asset conversion – as negotiated based upon specific requirements
▪ Fulcrum fee – as negotiated based upon specific requirements
▪ Exemptive applications – as negotiated based upon specific requirements

Daily Pre- and Post-Tax Fund and/or Sub-Advisor Performance Reporting
▪ Performance Service – $[  ] /CUSIP per month
▪ Setup – $[  ] /CUSIP
▪ Conversion – quoted separately
▪ FTP Delivery – $[  ] setup /FTP site

Section 15(c) Reporting
▪ $[  ] /fund per report – first class
▪ $[  ] /additional class report

Equity Attribution (Morningstar Direct)
▪ Fees are dependent upon portfolio makeup

Bookmark Electronic Board Book Portal
Additional storage:
▪ [  ] included in annual charge
▪ $[  ] for each additional [  ] of storage